SPIRIT REALTY CAPITAL, INC.

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of August 27, 2015, is entered into by and between Spirit Realty Capital, Inc., a Maryland corporation (including any successors and/or assigns, the “Company”) and Gregg A. Seibert (the “Employee”). This Agreement amends and restates in its entirety the Original Agreement (as defined below) and shall be effective as of the Third Amended Effective Date (as defined below).

W I T N E S S E T H

WHEREAS, the Employee and the Company previously entered into that certain Second Amended and Restated Employment Agreement, dated as of July 17, 2013 (the “Original Agreement”) and the Employee currently serves as Chief Investment Officer and Executive Vice President - Acquisitions; and
WHEREAS, as of the Third Amended Effective Date, the Company desires to continue to employ the Employee as Chief Investment Officer and Executive Vice President - Acquisitions of the Company, and enter into an agreement embodying the terms of such employment; and
WHEREAS, as of the Third Amended Effective Date, the Original Agreement shall terminate and be superseded by this Agreement; and

WHEREAS, the Employee desires to accept such continuation of employment with the Company, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term commencing on [_______] (the “Third Amended Effective Date”) and ending on the third (3rd) anniversary of the Third Amended Effective Date. On the third (3rd) anniversary of the Third Amended Effective Date and on each anniversary thereof, the term of this Agreement shall be automatically extended for successive one (1)-year periods; provided, however, that the Company, on the one hand, or the Employee, on the other hand, may elect not to extend this Agreement by giving written notice to the other party at least thirty (30) days prior to any such anniversary date. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 6 hereof, subject to the provisions of Section 7 hereof. The period of time between the Third Amended Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

1

LA\2420372.9

2.    POSITION AND DUTIES.
(a)    GENERAL. During the Employment Term, the Employee shall serve as Chief Investment Officer and Executive Vice President - Investments of the Company. In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and shall have such other duties, authorities and responsibilities as may reasonably be assigned to the Employee from time to time that are not inconsistent with the Employee’s position with the Company. The Employee’s principal place of employment with the Company shall be at the Company’s headquarters. The Employee shall report directly to the Company’s Chief Executive Officer, provided, however, if a President is then serving, the Employee shall report directly to the Company’s President.
(b)    OTHER ACTIVITIES. During the Employment Term, the Employee shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company, provided that the foregoing shall not prevent the Employee from (i) with prior written notice to the Board of Directors of the Company (the “Board”), serving on the boards of directors of non-profit organizations and, with the prior written approval of the Board, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing the Employee’s personal investments so long as such activities do not, in the aggregate, interfere or conflict with the Employee’s duties hereunder or create a potential business or fiduciary conflict.
3.    BASE SALARY. During the Employment Term, the Company agrees to pay the Employee a base salary at an annual rate of not less than $375,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly. The Employee’s Base Salary shall be subject to annual review by the Board (or a committee thereof), and may be increased from time to time by the Board (or a committee thereof). The base salary as determined herein and increased from time to time shall constitute “Base Salary” for purposes of this Agreement.
4.    INCENTIVE COMPENSATION.
(a)    ANNUAL BONUS. During the Employment Term, the Employee shall be eligible to receive an annual discretionary incentive payment under the Company’s annual bonus plan as may be in effect from time to time (the “Annual Bonus”), based on a target bonus opportunity equal to 125% of the Employee’s Base Salary (the “Target Bonus”) and a maximum bonus opportunity of 200% of the Employee’s Base Salary, upon the attainment of one or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion. It is expected that such performance criteria will be based on both financial and non-financial goals, and may be set at any point during the calendar year (it being intended that such criteria will be established during the Company’s annual budgeting process). The Board (or a committee thereof) shall reserve the right to adjust the applicable performance criteria during the calendar year (it being understood that any such adjustment shall only be implemented, if, in the reasonable judgment of the Board (or a committee thereof), it is determined to be necessary to adapt to changing circumstances, and not with the intention of increasing the difficulty of achieving the applicable

2

LA\2420372.9

performance criteria). The Company expects that the Company’s Chief Executive Officer will formally review the Employee’s performance at least annually in consultation with the Employee, provided, however, if a President is then serving, the Company’s President shall conduct such review of the Employee’s performance. The Employee’s Annual Bonus for a calendar year shall be determined by the Board (or a committee thereof) after the end of the applicable calendar year based on the level of achievement of the applicable performance criteria, and shall be paid to the Employee in the calendar year (but no later than March 15 of such calendar year) following the calendar year to which such Annual Bonus relates at the same time annual bonuses are paid to other senior executives of the Company, subject to continued employment at the time of payment.
(b)    LONG-TERM INCENTIVE AWARDS. During the Employment Term, the Employee shall be eligible to receive equity and other long-term incentive awards under any applicable plan adopted by the Company. It is expected that the Employee will receive annual long-term incentive awards reasonably consistent with persons in similar capacities in similarly sized companies.
5.    EMPLOYEE BENEFITS.
(a)    BENEFIT PLANS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit plan that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements, and except to the extent such plans are duplicative of the benefits otherwise provided hereunder. The Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time.
(b)    VACATION TIME. During the Employment Term, the Employee shall be entitled to four (4) weeks of paid vacation per calendar year in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.
(c)    BUSINESS AND TRAVEL EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business and travel expenses incurred and paid by the Employee during the Employment Term and in connection with the performance of the Employee’s duties hereunder.
(d)    ADDITIONAL BENEFITS. In addition to the benefits described above in this Section 5, during the Employment Term, the Company shall (i) pay for up to $10,000 in annual premium payments incurred in providing the Employee with a term life insurance policy during the Employment Term and (ii) pay or reimburse the Employee for actual, properly substantiated expenses incurred by the Employee in connection with an annual physical examination in an amount not to exceed $2,000 annually.
6.    TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

3

LA\2420372.9

(a)    DISABILITY. Upon ten (10) days’ prior written notice by the Company to the Employee of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any three hundred sixty-five (365)-day period as determined by the Board in its reasonable discretion. The Employee shall cooperate in all respects with the Company if a question arises as to whether the Employee has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Employee’s condition with the Company).
(b)    DEATH. Automatically upon the date of death of the Employee.
(c)    CAUSE. Upon a termination by the Company for Cause. “Cause” shall mean:
(i)    the Employee’s willful misconduct or gross negligence in the performance of the Employee’s duties to the Company or any of its subsidiaries;
(ii)    the Employee’s repeated failure to perform the Employee’s lawful duties to the Company or any of its subsidiaries or to follow the lawful written directives of the Board and/or the Chief Executive Officer or President (other than as a result of death or physical or mental incapacity);
(iii)    the Employee’s conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;
(iv)    the Employee’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty or misappropriation of property of the Company or any of its subsidiaries;
(v)    the Employee’s use of illegal drugs that materially impairs the Employee’s ability to perform the Employee’s duties contemplated hereunder;
(vi)    the Employee’s material breach of any fiduciary duty owed to the Company or any of its subsidiaries (including, without limitation, the duty of care and the duty of loyalty); or
(vii)    the Employee’s material breach of this Agreement or a material violation of the Company’s (or any of its subsidiaries’) code of conduct or other written policy pursuant to which the Employee would be subject to immediate dismissal.
Any determination of Cause by the Company will be made by a resolution approved by a majority of the members of the Board (other than the Employee, as applicable) and/or the Chief Executive Officer of the Company, provided that no such determination may be made until the Employee has been given written notice detailing the specific Cause event and a period of thirty (30) days following receipt of such notice to present evidence that such event is not Cause, or to cure such event (if

4

LA\2420372.9

susceptible to cure) to the satisfaction of the Board and/or the Chief Executive Officer of the Company. Notwithstanding anything to the contrary contained herein, the Employee’s right to cure shall not apply if there are habitual or repeated breaches by the Employee and there has been a previous opportunity to cure. Any notice of a termination for Cause as contemplated above shall be made within ninety (90) days following the date on which the Company first obtains actual knowledge of the circumstances alleged to constitute a Cause event hereunder (it being understood that such circumstances may relate to a period in excess of ninety (90) days or a pattern of behavior that extends beyond a period of ninety (90) days).
(d)    WITHOUT CAUSE. Upon an involuntary termination by the Company without Cause (other than for death or Disability).
(e)    GOOD REASON. Upon a termination by the Employee for Good Reason. “Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Employee, unless such events are fully corrected in all material respects by the Company within thirty (30) days following written notification by the Employee to the Company of the occurrence of one of the reasons set forth below:
(i)    material diminution in the Employee’s duties, authorities or responsibilities (other than temporarily while physically or mentally incapacitated or as required by applicable law);
(ii)    relocation of the Employee’s primary work location by more than fifty (50) miles from its then current location;
(iii)    the Company’s material breach of the Company’s obligations hereunder; or
(iv)    material diminution in the Employee’s Base Salary or Target Bonus.
The Employee shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, and actually terminate employment within thirty (30) days following the expiration of the Company’s cure period as set forth above. Otherwise, any claim of such circumstances as “Good Reason” shall be deemed irrevocably waived by the Employee.
(f)    WITHOUT GOOD REASON. Upon thirty (30) days’ prior written notice by the Employee to the Company of the Employee’s voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than any notice date).
(g)    EXPIRATION OF EMPLOYMENT TERM; NON-EXTENSION OF AGREEMENT. Upon the expiration of the Employment Term due to a non-extension of the Agreement by the Company or the Employee pursuant to the provisions of Section 1 hereof.
7.    CONSEQUENCES OF TERMINATION.
(a)    DEATH. In the event that the Employee’s employment and the Employment Term ends on account of the Employee’s death, the Employee or the Employee’s estate, as the case may be, shall be entitled to the following (with the amounts due under Sections 7(a)(i) through 7(a)(iii)

5

LA\2420372.9

hereof to be paid within sixty (60) days following termination of employment, or such earlier date as may be required by applicable law):
(i)    any unpaid Base Salary through the date of termination;
(ii)    reimbursement for any unreimbursed business expenses incurred through the date of termination;
(iii)    any accrued but unused vacation time in accordance with Company policy;
(iv)    all other accrued and vested payments, benefits or fringe benefits to which the Employee shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement (collectively, Sections 7(a)(i) through 7(a)(iv) hereof shall be hereafter referred to as the “Accrued Benefits”);
(v)    a payment for the Employee’s earned but unpaid Annual Bonus for the calendar year prior to the calendar year in which the Employee’s termination occurs based on actual results to the extent that such Annual Bonus has not been paid prior to termination, payable in a single lump sum on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year, but no later than March 15 of the calendar year in which the date of termination occurs (the “Prior Year Bonus”); and
(vi)    a pro-rata portion of the Employee’s Annual Bonus for the calendar year in which the Employee’s termination occurs based on actual results for such year (determined by multiplying the amount of such bonus which would be due for the full calendar year by a fraction, the numerator of which is the number of days during the calendar year of termination that the Employee is employed by the Company and the denominator of which is three hundred sixty-five (365)), payable in a single lump sum on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year, but no later than March 15 of the calendar year following the calendar year in which the date of termination occurs (such pro-rata portion being hereinafter referred to as the “Pro-Rata Bonus”).
(b)    DISABILITY. In the event that the Employee’s employment and/or Employment Term ends on account of the Employee’s Disability, the Company shall pay or provide the Employee with the Accrued Benefits, the Prior Year Bonus and the Pro-Rata Bonus. The Prior Year Bonus shall be payable in a single lump sum on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year, but no later than March 15 of the calendar year following the calendar year in which the date of termination occurs. The Pro-Rata Bonus shall be payable in a single lump sum on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year, but no later than March 15 of the calendar year following the calendar year in which the date of termination occurs.
(c)    TERMINATION FOR CAUSE OR WITHOUT GOOD REASON OR AS A RESULT OF EMPLOYEE NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment is terminated (x) by the Company for Cause, (y) by the Employee without Good Reason,

6

LA\2420372.9

or (z) as a result of the Employee’s non-extension of the Employment Term as provided in Section 1 hereof, the Company shall pay to the Employee the Accrued Benefits.
(d)    TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. If the Employee’s employment by the Company is terminated (x) by the Company other than for Cause, or (y) by the Employee for Good Reason, the Company shall pay or provide the Employee with the following:
(i)     the Accrued Benefits; and
(ii)     subject to the Employee’s continued compliance with the obligations in Sections 8, 9 and 10 hereof:
(A)    an amount (the “Severance”) equal to two (2) times the Base Salary (disregarding any reduction in Base Salary that would give rise to the Employee’s right to termination for Good Reason), payable in a single lump sum on the first payroll date occurring on or after the sixtieth (60th) day following the date of termination (such payroll date, the “First Payroll Date”);
(B)    an amount equal to the Annual Bonus paid to the employee in the prior year, payable in a single lump sum on the First Payroll Date (the “Annual Bonus”);
(C)    an amount equal to the Prior Year Bonus, payable in a single lump sum on the First Payroll Date;
(D)    the Pro-Rata Bonus, payable in a single lump sum on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year, but no later than March 15 of the calendar year following the calendar year in which the date of termination occurs;
(E)    during the period commencing on the date of termination and ending on the earlier of (i) the twenty-four (24) month anniversary of the date of termination or (ii) the date on which the Employee becomes eligible for coverage under the group health plan of a subsequent employer (of which eligibility the Employee hereby agrees to give prompt notice to the Company), subject to the Employee’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder, the Company shall continue to provide the Employee and the Employee’s eligible dependents with coverage under its group health plans at the same levels and the same cost to the Employee as would have applied if the Employee’s employment had not been terminated based on the Employee’s elections in effect on the date of termination, provided that (1) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code under Treasury Regulation Section 1.409A-1(a)(5), or (2) the Company is otherwise unable to continue to cover the Employee under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act or the Patient Protection and Affordable Care Act), then, in either case, an amount equal to

7

LA\2420372.9

each remaining Company subsidy shall thereafter be paid to the Employee in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof) (such coverage being hereinafter referred to as the “Health Benefits Continuation”); and
(F)    full vesting of each outstanding Company equity award that vests based solely on the passage of time held by the Employee on the date of termination; provided, however, that any such award intended to be exempt from Code Section 409A as a “short-term deferral” shall be distributed to the Employee within such time as is required for such equity award to constitute a “short-term deferral”; provided, further, however, the accelerated vesting of the equity awards shall not change the time or form of payment for any equity award that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A (such vesting being hereinafter referred to as the “Accelerated Equity Vesting”).
(e)    TERMINATION AS A RESULT OF COMPANY NON-EXTENSION OF THIS AGREEMENT. If the Employee’s employment by the Company is terminated as a result of the Company’s non-extension of the Employment Term as provided in Section 1 hereof, the Company shall pay or provide the Employee with the following: (i) the Accrued Benefits; and (ii) subject to the Employee’s continued compliance with the obligations in Sections 8, 9 and 10 hereof, (A) the Severance, payable in accordance with Section 7(d)(ii)(A) hereof, (B) an amount equal to the Prior Year Bonus, payable in accordance with Section 7(d)(ii)(B) hereof, (C) the Annual Bonus, payable in accordance with Section 7(d)(ii)(C) hereof, (D) the Pro-Rata Bonus, payable in accordance with Section 7(d)(ii)(D) hereof, (E) the Health Benefits Continuation in accordance with Section 7(d)(ii)(E) hereof and (F) the Accelerated Equity Vesting in accordance with Section 7(d)(ii)(F) hereof.
Payments and benefits provided in Sections 7(d) through 7(e) shall be in lieu of any termination or severance payments or benefits for which the Employee may be eligible under any of the plans, policies or programs of the Company or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state statute or regulation.
(f)    LIMITATION ON PAYMENTS.
(i)    Section 280G Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Employee (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 7 hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement other than this Agreement, the Total Payments shall be reduced as set forth herein, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (A) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments assuming the highest marginal tax rates for purposes of such calculation) is greater than or equal to (B) the net amount of such Total Payments without such

8

LA\2420372.9

reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments assuming the highest marginal tax rates for purposes of such calculation and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments). If a reduction in the Total Payments is required by this Section 7(f), the reduction shall occur in the following order: reduction of cash payments (in reverse order of the date on which such cash payments would otherwise have to be made, last being reduced first); cancellation of accelerated vesting of equity awards (such accelerated vesting to be cancelled in the reverse order of the grant date of such awards); reduction of employee benefits; provided, that with each category the reduction shall be done on a basis resulting in the highest amount retained by the Employee; and provided, further, that to the extent permitted by Section 409A of the Code (“Code Section 409A”) and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, the Employee may designate a different order of reduction.
(ii)    Accounting Firm. All determinations required to be made for purposes of this Section 7(f) shall be made by an independent, nationally recognized accounting firm selected by the Company (the “Accounting Firm”). The Company shall bear all expenses with respect to the determinations by the Accounting Firm required to be made hereunder. The Accounting Firm engaged to make the determinations under this Section 7(f) shall provide its calculations, together with detailed supporting documentation, to Employee and the Company within 15 calendar days of the date on which Employee’s right to payment contingent upon a change in control is triggered (if requested at that time by Employee or the Company) or such other time as agreed upon by Employee and the Company. If the Accounting Firm determines that no Excise Tax is payable with respect to the Total Payments, it shall furnish Employee and the Company with documentation of such determination reasonably acceptable to Employee.
(g)    OTHER OBLIGATIONS. Upon any termination of the Employee’s employment with the Company, the Employee shall promptly resign from any position as an officer, director or fiduciary of any Company-related entity.
(h)    EXCLUSIVE REMEDY. The amounts payable to the Employee following termination of employment and the Employment Term hereunder pursuant to Sections 6 and 7 hereof shall be in full and complete satisfaction of the Employee’s rights under this Agreement and any other claims that the Employee may have in respect of the Employee’s employment with the Company or any of its affiliates, and the Employee acknowledges that such amounts are fair and reasonable, and are the Employee’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of the Employee’s employment hereunder or any breach of this Agreement.
8.    RELEASE; NO MITIGATION; SET-OFFS. Any and all amounts payable and benefits or additional rights provided pursuant to this Agreement beyond the Accrued Benefits shall only be payable if the Employee delivers to the Company and does not revoke a general release of claims in favor of the Company substantially in the form of Exhibit A attached hereto. Such release shall be executed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following termination. For the avoidance of doubt, each Company equity

9

LA\2420372.9

award that vests in accordance with Section 7 hereof shall remain outstanding and eligible to vest following the date of termination and shall actually vest and become exercisable (if applicable) and non-forfeitable upon the effectiveness of such release. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned by the Employee as a result of employment by a subsequent employer or self-employment. Subject to the provisions of Section 20(b)(v) hereof, the Company’s obligations to pay the Employee amounts hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by the Employee to the Company or any of its affiliates (to the extent that such set-off, counterclaim or recoupment does not result in a violation of Code Section 409A).
9.    RESTRICTIVE COVENANTS.
(a)    CONFIDENTIALITY. During the course of the Employee’s employment with the Company, the Employee will have access to Confidential Information. For purposes of this Agreement, “Confidential Information” means all data, information, ideas, concepts, discoveries, trade secrets, inventions (whether or not patentable or reduced to practice), innovations, improvements, know-how, developments, techniques, methods, processes, treatments, specifications, designs, patterns, models, plans and strategies, and all other confidential or proprietary information or trade secrets in any form or medium (whether merely remembered or embodied in a tangible or intangible form or medium) whether now or hereafter existing, relating to or arising from the past, current or potential business, activities and/or operations of the Company or any of its affiliates, including, without limitation, any such information relating to or concerning finances, financing sources, acquisitions, acquisition sources, marketing, advertising, transition, promotions, pricing, personnel, operations, customers and tenants (including tenant or mortgagee financial or operational data, or that of any guarantors of such obligations) suppliers, vendors, partners and deal sources and/or competitors. The Employee agrees that the Employee shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of the Employee’s assigned duties and for the benefit of the Company, either during the period of the Employee’s employment or at any time thereafter, any Confidential Information or other confidential or proprietary information received from third parties subject to a duty on the Company’s and its subsidiaries’ and affiliates’ part to maintain the confidentiality of such information, and to use such information only for certain limited purposes, in each case, which shall have been obtained by the Employee during the Employee’s employment by the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Employee, (ii) becomes generally known to the public subsequent to disclosure to the Employee through no wrongful act of the Employee or any representative of the Employee, or (iii) the Employee is required to disclose by applicable law, regulation or legal process (provided that, except to the extent disclosure by the Company or any of its affiliates is contemplated in connection with a potential Change in Control (as defined in the Company’s 2012 Incentive Award Plan, as may be amended from time to time), the Employee provides the Company with prior notice of the contemplated disclosure and cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

10

LA\2420372.9

(b)    NONCOMPETITION. The Employee acknowledges that (i) the Employee performs services of a unique nature for the Company that are irreplaceable, and that the Employee’s performance of such services to a “Competitive Business” (as defined below) will result in irreparable harm to the Company, (ii) the Employee has had and will continue to have access to Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Company and its affiliates, (iii) in the course of the Employee’s employment by a Competitive Business, the Employee would inevitably use or disclose such Confidential Information, (iv) the Company and its affiliates have substantial relationships with their customers and the Employee has had and will continue to have access to these customers, (v) the Employee has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Employee’s employment, (vi) the Company has invested significant time and expense in developing the Confidential Information and goodwill, and (vii) the Company’s operations and the operations upon with the Employee works are nationwide in scope. Accordingly, during the Employee’s employment hereunder and for a period of twelve (12) months following (x) a termination of the Employee other than for Cause (y) a termination by the Employee for Good Reason or (z) termination of the Employee’s employment as a result of the Company’s non-extension of the Employment Term as provided in Section 1 hereof (each a “Qualifying Termination”), the Employee agrees that the Employee will not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any person, firm, corporation or other entity, in whatever form, engaged in a Competitive Business in the United States. Notwithstanding the foregoing, nothing herein shall prohibit the Employee from being a passive owner of not more than two percent (2%) of the equity securities of a publicly traded corporation engaged in a Competitive Business, so long as the Employee has no active participation in the business of such corporation. For purposes hereof, the term “Competitive Business” shall mean any net leased real estate investment trust and the term “Employee’s Termination” shall mean the date the Employee ceases to be employed by the Company for whatever reason, whether voluntarily or involuntarily.
(c)    NONSOLICITATION; NONINTERFERENCE. During the Employee’s employment hereunder and for a period of twelve (12) months following Employee’s Termination pursuant to a Qualifying Termination, the Employee agrees that the Employee shall not, except in the furtherance of the Employee’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer, tenant or mortgagee (or any person or entity to whom the Company has leased property or provided capital, directly or indirectly, within the prior 18 months) of the Company or any of its affiliates to purchase goods or services or enter into transactions for the purchase, sale, lease, license or financing of real property then offered by the Company or any of its affiliates from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, tenant or counterparty, (ii) solicit, aid or induce any employee, representative or agent of the Company or any of its affiliates with whom the Employee, during the term of his employment had contact or became aware of, or about whom the Employee has trade secret or Confidential Information, to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such

11

LA\2420372.9

employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company or any of its affiliates and any of their respective vendors, joint venturers or licensors. An employee, representative or agent shall be deemed covered by this Section 9(c) while so employed or retained and for a period of three (3) months thereafter. Notwithstanding the foregoing, the provisions of this Section 9(c) shall not be violated by general advertising or solicitation not specifically targeted at Company-related persons or entities.
(d)    NONDISPARAGEMENT. The Employee agrees not to make negative comments or otherwise disparage the Company or its officers, directors, employees, shareholders, members, agents or products other than in the good faith performance of the Employee’s duties to the Company while the Employee is employed by the Company. The Company agrees to direct the members of its Board and its executive officers, while employed by the Company or serving as a director of the Company, not to make negative comments or otherwise disparage the Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Company’s directors and executive officers shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Company.
(e)    INVENTIONS. (%3) The Employee acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products, developments, software, know-how, processes, techniques, methods, works of authorship and other work product, whether patentable or unpatentable, (A) that are reduced to practice, created, invented, designed, developed, contributed to, or improved with the use of any resources of the Company or its subsidiaries and/or within the scope of the Employee’s work with the Company or its subsidiaries or that relate to the business, operations or actual or demonstrably anticipated research or development of the Company or its subsidiaries, and that are made or conceived by the Employee, solely or jointly with others, during the period of the Employee’s employment with the Company or its subsidiaries, or (B) suggested by any work that the Employee performs in connection with the Company or its subsidiaries, either while performing the Employee’s duties with the Company or its subsidiaries or on the Employee’s own time, but only insofar as the Inventions are related to the Employee’s work as an employee or other service provider to the Company or its subsidiaries, shall belong exclusively to the Company or its subsidiaries (or a designee), whether or not patent or other applications for intellectual property protection are filed thereon (the “Inventions”). The Employee will keep full and complete written records (the “Records”), in the manner prescribed by the Company or its subsidiaries, of all Inventions, and will promptly disclose all Inventions completely and in writing to the Company. The Records shall be the sole and exclusive property of the Company or its subsidiaries, and the Employee will surrender them upon the termination of the Employment Term, or upon the request of the Company or any of its subsidiaries. The Employee will assign to the Company or its subsidiaries the Inventions and all patents or other intellectual property rights that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Employee’s name or in the name of the Company or its subsidiaries (or a designee), applications for patents and equivalent rights (the “Applications”). The

12

LA\2420372.9

Employee will, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all other acts as may be requested from time to time by the Company or its subsidiaries to perfect, record, enforce, protect, patent or register the Company’s (or a subsidiary’s) rights in the Inventions, all without additional compensation to the Employee from the Company or its subsidiaries. The Employee will also execute assignments to the Company or its subsidiaries (or a designee) of the Applications, and give the Company, its subsidiaries and their attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for the Company’s (or a subsidiary’s) benefit, all without additional compensation to the Employee from the Company or its subsidiaries, but entirely at the expense of the Company or its subsidiaries.
(i)    In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright laws of the United States, on behalf of the Company or its subsidiaries, and the Employee agrees that the Company or any of its subsidiaries will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Employee. If the Inventions, or any portion thereof, are deemed not to be Work for Hire, or the rights in such Inventions do not otherwise automatically vest in the Company or any of its subsidiaries, the Employee hereby irrevocably conveys, transfers and assigns to the Company or its subsidiaries, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including, without limitation, all of the Employee’s right, title and interest in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including, without limitation, all rights of any kind or any nature now or hereafter recognized, including, without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including, without limitation, the right to receive all proceeds and damages therefrom. In addition, the Employee hereby waives any so-called “moral rights” with respect to the Inventions. To the extent that the Employee has any rights in the results and proceeds of the Employee’s service to the Company or its subsidiaries that cannot be assigned in the manner described herein, the Employee agrees to unconditionally waive the enforcement of such rights. The Employee hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents and other registrations for intellectual property that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Employee’s benefit by virtue of the Employee being an employee of or other service provider to the Company or any of its subsidiaries.
(f)    RETURN OF COMPANY PROPERTY. On the date of the Employee’s Termination (or at any time prior thereto at the Company’s request), the Employee shall return all property belonging to the Company or its affiliates (including, but not limited to, any Company-provided laptops, computers, cell phones, wireless electronic mail devices or other equipment, or documents and property belonging to the Company). The Employee may retain the Employee’s rolodex and similar address books provided that such items only include contact information.

13

LA\2420372.9

(g)    REASONABLENESS OF COVENANTS. In signing this Agreement, the Employee gives the Company assurance that the Employee has carefully read and considered all of the terms and conditions of this Agreement, including the restraints imposed under this Section 9. The Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their Confidential Information and that each and every one of the restraints is reasonable in respect of subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Employee from obtaining other suitable employment during the period in which the Employee is bound by the restraints. The Employee acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company and its affiliates and that the Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. The Employee further covenants that the Employee will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 9. It is also agreed that each of the Company’s affiliates will have the right to enforce all of the Employee’s obligations to that affiliate under this Agreement, including without limitation pursuant to this Section 9.
(h)    REFORMATION. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.
(i)    TOLLING. In the event of any violation of the provisions of this Section 9, the Employee acknowledges and agrees that the post-termination restrictions contained in this Section 9 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
(j)    SURVIVAL OF PROVISIONS. The obligations contained in this Section 9 and Section 10 hereof shall survive the termination or expiration of the Employment Term and the Employee’s employment with the Company and shall be fully enforceable thereafter.
10.    COOPERATION. Upon the receipt of reasonable notice from the Company (including outside counsel), the Employee agrees that while employed by the Company and thereafter, the Employee will respond and provide information with regard to matters in which the Employee has knowledge as a result of the Employee’s employment with the Company, and will provide reasonable assistance to the Company, its affiliates and their respective representatives in defense of all claims that may be made against the Company or its affiliates, and will assist the Company and its affiliates in the prosecution of all claims that may be made by the Company or its affiliates, to the extent that such claims may relate to the period of the Employee’s employment with the Company and does not unreasonably interfere with the Employee’s subsequent employment or self-employment. The Employee agrees to promptly inform the Company if the Employee becomes aware of any lawsuit involving such claims that may be filed or threatened against the Company or its affiliates. The Employee also agrees to promptly inform the Company (to the extent that the Employee is legally permitted to do so) if the Employee is asked to assist in any investigation

14

LA\2420372.9

of the Company or its affiliates (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against the Company or its affiliates with respect to such investigation, and shall not do so unless legally required. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Employee for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Employee in complying with this Section 10, and, after the Employment Term, the Company shall pay the Employee a daily fee, in an amount (rounded down to the nearest whole cent) determined by dividing the Employee’s Base Salary as in effect on the date of termination by 250, for services rendered by the Employee in complying with this Section 10; provided that no such payment shall be required by the Company under this Section 10 during any period in which severance is being paid to the Employee pursuant to Section 7(d) hereof.
11.    EQUITABLE RELIEF AND OTHER REMEDIES. The Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 hereof would be inadequate and, in recognition of this fact, the Employee agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available, without the necessity of showing actual monetary damages or the posting of a bond or other security. In the event of a violation by the Employee of Section 9 or Section 10 hereof, any severance being paid to the Employee pursuant to this Agreement or otherwise shall immediately cease.
12.    NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. Except as provided in this Section 12 hereof, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company; provided that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.
13.    NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

15

LA\2420372.9

If to the Employee:

At the address (or to the facsimile number) shown
in the books and records of the Company.

If to the Company:

Spirit Realty Capital, Inc.
16767 North Perimeter Drive
Suite 210
Scottsdale, Arizona 85260
Attention: Board of Directors

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
14.    SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.
15.    SEVERABILITY. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by applicable law.
16.    COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
17.    GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to the choice of law provisions thereof. Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Arizona or the United States District Court for the District of Arizona and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits in any proceeding relating to this Agreement or the Employee’s employment by the Company or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Arizona, the court of the United States of America for the District of Arizona, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Arizona State court or, to the extent permitted by

16

LA\2420372.9

law, in such federal court, (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that the Employee or the Company may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Employee’s employment by the Company or any affiliate of the Company, or the Employee’s or the Company’s performance under, or the enforcement of, this Agreement, (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at the Employee’s or the Company’s address as provided in Section 13 hereof, and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Arizona. The parties acknowledge and agree that in connection with any dispute hereunder, each party shall pay all of its own costs and expenses, including, without limitation, its own legal fees and expenses.
18.    MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer or director of the Company as may be designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. As of the Third Amended Effective Date, this Agreement, together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
19.    REPRESENTATIONS. The Employee represents and warrants to the Company that (a) the Employee has the legal right to enter into this Agreement and to perform all of the obligations on the Employee’s part to be performed hereunder in accordance with its terms, and (b) the Employee is not a party to any agreement or understanding, written or oral, and is not subject to any restriction, which, in either case, could prevent the Employee from entering into this Agreement or performing all of the Employee’s duties and obligations hereunder. The Company represents and warrants to the Employee that it is duly authorized to enter into this Agreement and to perform all of its obligations in accordance with its terms.
20.    TAX MATTERS.
(a)    WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.
(b)    SECTION 409A COMPLIANCE.

17

LA\2420372.9

(i)    The intent of the parties is that payments and benefits under this Agreement be exempt from or comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from, and, to the extent not exempt, in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A, or damages for failing to comply with Code Section 409A, in each case, for any payments made consistent with the terms of this Agreement.
(ii)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 20(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(iii)    To the extent that reimbursements or other in-kind benefits for the Employee constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(iv)    For purposes of Code Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

18

LA\2420372.9

(v)    Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

19

LA\2420372.9

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SPIRIT REALTY CAPITAL, INC.

By:

Name:

Title:

EMPLOYEE

Gregg A. Seibert

1

LA\2420372.9

EXHIBIT A

GENERAL RELEASE

I, Gregg A. Siebert, in consideration of and subject to the performance by Spirit Realty Capital, Inc. (together with its subsidiaries, the “Company”), of its obligations under the Third Amended and Restated Employment Agreement dated as of [_______] (the “Agreement”), do hereby release and forever discharge as of the date hereof the Company and its affiliates, subsidiaries and direct or indirect parent entities and all present, former and future directors, officers, agents, representatives, employees, predecessors, successors and assigns of the Company and/or its affiliates, subsidiaries and direct or indirect parent entities (collectively, the “Released Parties”) to the extent provided below (this “General Release”). The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder. Terms used herein but not otherwise defined shall have the meanings given to them in the Agreement.
1.I understand that any payments or benefits paid or granted to me under Section 7 of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive certain of the payments and benefits specified in Section 7 of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its affiliates.
2.    Except as provided in paragraphs 4 and 5 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date that this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law,

A-1

LA\2420372.9

regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).
3.    I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.
4.    I agree that this General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
5.    I agree that I hereby waive all rights to sue or obtain equitable, remedial or punitive relief from any or all Released Parties of any kind whatsoever in respect of any Claim, including, without limitation, reinstatement, back pay, front pay, and any form of injunctive relief. Notwithstanding the above, I further acknowledge that I am not waiving and am not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Additionally, I am not waiving (i) any right to the Accrued Benefits or any severance benefits to which I am entitled under the Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents or otherwise, or (iii) my rights as an equity or security holder in the Company or its affiliates.
6.    In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims to the maximum extent permitted by law. I further agree that I am not aware of any pending claim of the type described in paragraph 2 above as of the execution of this General Release.

2

LA\2420372.9

7.    I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.
8.    I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or the Agreement, except to my immediate family and any tax, legal or other counsel that I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone.
9.    Any non‑disclosure provision in this General Release does not prohibit or restrict me (or my attorney) from responding to any inquiry about this General Release or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self‑regulatory organization or any governmental entity.
10.    I hereby acknowledge that Sections 7 through 13, 15, 17, 18 and 20 of the Agreement shall survive my execution of this General Release.
11.    I represent that I am not aware of any claim by me other than the claims that are released by this General Release. I acknowledge that I may hereafter discover claims or facts in addition to or different than those which I now know or believe to exist with respect to the subject matter of the release set forth in paragraph 2 above and which, if known or suspected at the time of entering into this General Release, may have materially affected this General Release and my decision to enter into it.
12.    Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.
13.    Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.
I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT

3

LA\2420372.9

OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.
I HAVE HAD AT LEAST [21][45] DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE TO CONSIDER IT, AND THE CHANGES MADE SINCE MY RECEIPT OF THIS RELEASE ARE NOT MATERIAL OR WERE MADE AT MY REQUEST AND WILL NOT RESTART THE REQUIRED [21][45]‑DAY PERIOD;

6.	I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

SIGNED:                            DATED:                        Gregg A. Seibert

4

LA\2420372.9